Investor Contacts:
Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Robin Hoffman
Express, Inc.
Director, Communications
(614) 474-4834

EXPRESS, INC. REPORTS SECOND QUARTER 2016 RESULTS;
INTRODUCES THIRD QUARTER OUTLOOK AND REVISES FULL YEAR 2016 OUTLOOK

•	Net sales decreased 6% to $504.8 million.

•	Diluted EPS was $0.13.

•	Total inventory was down 6% with retail inventory down 9%.

Columbus, Ohio - August 24, 2016 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the second quarter of 2016. These results, which cover the thirteen and twenty-six week periods ended July 30, 2016, are compared to the thirteen and twenty-six week periods ended August 1, 2015.
David Kornberg, the Company’s President and Chief Executive Officer, stated: “I am disappointed with our second quarter performance as sales and earnings were below our guidance, reflecting challenging store traffic. This was compounded by a lack of clarity across the assortment. We believe we have identified the necessary actions to position Express to regain momentum and we are moving on them. Our fall assortment is more cohesive across our wearing occasions, clearly identifying the important trends, and we are aggressively pursuing several marketing initiatives focused on driving new customer acquisition and retention. In addition, we are pleased with our overall inventory position as we begin the fall season. Our overarching priorities remain unchanged: presenting our customers with a strong assortment, increasing customer acquisition and brand loyalty, enhancing gross margin as we benefit from our IT initiatives, and maintaining inventory discipline while reducing expenses. We expect to deliver incremental progress toward our priorities in 2016 and firmly believe our strategy will move us toward our double digit operating margin goal.”

Second Quarter 2016 Operating Results:

•	Net sales decreased 6% to $504.8 million from $535.6 million in the second quarter of 2015.

•	Comparable sales (including e-commerce sales) decreased 8%, compared to a 7% increase in the second quarter of 2015.

•	E-commerce sales declined 7% to $70.1 million.

•
Merchandise margin declined by 200 basis points driven by increased markdowns on clearance items as we focused on positioning our inventory for the fall season. Buying and occupancy as a percentage of net sales rose by 120 basis points. In combination, this resulted in a 320 basis point decline in gross margin, representing 29.9% of net sales compared to 33.1% in last year’s second quarter.

•
Selling, general, and administrative (SG&A) expenses were $133.2 million versus $140.6 million in last year's second quarter. As a percentage of net sales, SG&A expenses increased by 20 basis points to 26.4%.

•	Operating income was $17.9 million, or 3.5% of net sales, compared to $35.9 million, or 6.7% of net sales in the second quarter of 2015.

•	Income tax expense was $7.0 million, at an effective tax rate of 40.8%, compared to $13.2 million, at an effective tax rate of 38.5% in last year's second quarter.

•	Net income was $10.1 million, or $0.13 per diluted share. This compares to net income of $21.0 million, or $0.25 per diluted share, in the second quarter of 2015.

•	Real estate activity for the second quarter of 2016 is presented in Schedule 5.
Second Quarter 2016 Balance Sheet Highlights:

•
Cash and cash equivalents totaled $119.6 million versus $155.6 million at the end of the second quarter of 2015. During the twenty-six weeks ended July 30, 2016, approximately $51.5 million was used to repurchase approximately 3.2 million shares of our outstanding common stock.

•	Capital expenditures totaled $50.4 million for the twenty-six weeks ended July 30, 2016 compared to $50.9 million for the twenty-six weeks ended August 1, 2015.

•
Inventory was $256.6 million compared to $272.0 million at the end of the prior year’s second quarter, and includes approximately $48.5 million related to Express Factory Outlet stores this year compared to approximately $42.4 million in the prior year's second quarter. Excluding Express Factory Outlet inventory, retail inventory decreased by 9% in the aggregate.

2016 Guidance:
The table below compares the Company's projected results for the thirteen week period ended October 29, 2016 to the actual results for the thirteen week period ended October 31, 2015.

	Third Quarter 2016 Guidance	Third Quarter 2015 Actual Results
Comparable Sales	Negative high single to low double digits	6%
Effective Tax Rate	Approximately 39%	39.2%
Interest Expense, Net	$0.6 million	$1.2 million
Net Income	$7 to $12 million	$26.3 million
Diluted Earnings Per Share (EPS)	$0.09 to $0.15	$0.31
Weighted Average Diluted Shares Outstanding	78.8 million	84.8 million

The table below compares the Company's projected results for the 52 week period ended January 28, 2017 to the actual results for the 52 week period ended January 30, 2016.

	Full Year 2016 Guidance	Full Year 2015 Actual Results
Comparable Sales	Negative high single digits	6%
Effective Tax Rate	Approximately 39%	38.9%
Interest Expense, Net	$13.7 million(1)	$15.9 million(2)
Net Income	$72 to $83 million(1)	$116.5 million(2)
Adjusted Net Income	$79 to $90 million(3)	$122.4 million(3)
Diluted EPS	$0.91 to $1.05(1)	$1.38(2)
Adjusted Diluted EPS	$1.00 to $1.14(3)	$1.45(3)
Weighted Average Diluted Shares Outstanding	79.2 million	84.6 million
Capital Expenditures	$105 to $110 million	$115.3 million

(1) Includes approximately $11.4 million of non-core items related to an amendment to the Times Square Flagship store lease that allows for early termination at the landlord's option.
(2) Includes approximately $9.7 million of non-core items in connection with the redemption of our Senior Notes. These items consist of the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount.
(3) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
This guidance does not take into account any additional non-core items that may occur.
See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information:
A conference call to discuss second quarter 2016 results is scheduled for Wednesday, August 24, 2016 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on August 24, 2016 until 11:59 p.m. ET on August 31, 2016 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13643377.
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates approximately 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the third quarter and full year 2016, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives, including, but not limited to, results expected from such initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our ability to improve the productivity of our existing stores, open new stores, and grow our e-commerce business; (15) our substantial lease obligations;

(16) our reliance on third parties to provide us with certain key services for our business; (17) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (18) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (19) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on our ability to repurchase our common stock; (20) impairment charges on long-lived assets; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$119,564	$186,903	$155,645
Receivables, net	15,527	22,130	22,073
Inventories	256,602	255,350	272,011
Prepaid minimum rent	31,576	30,694	29,926
Other	26,519	18,342	27,563
Total current assets	449,788	513,419	507,218

PROPERTY AND EQUIPMENT	991,377	948,608	894,246
Less: accumulated depreciation	(529,712)	(504,211)	(467,230)
Property and equipment, net	461,665	444,397	427,016

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,597	197,597
DEFERRED TAX ASSETS	21,510	21,227	12,348
OTHER ASSETS	11,965	2,004	3,097
Total assets	$1,142,546	$1,178,644	$1,147,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$162,457	$149,884	$179,120
Deferred revenue	23,462	30,895	22,151
Accrued expenses	165,700	126,624	110,554
Total current liabilities	351,619	307,403	311,825

DEFERRED LEASE CREDITS	145,002	139,236	132,597
OTHER LONG-TERM LIABILITIES	49,621	114,052	105,123
Total liabilities	546,242	560,691	549,545

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	596,304	617,953	597,731
Total liabilities and stockholders’ equity	$1,142,546	$1,178,644	$1,147,276

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
NET SALES	$504,767	$535,582	$1,007,676	$1,037,960
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	353,848	358,392	689,009	694,326
Gross profit	150,919	177,190	318,667	343,634
OPERATING EXPENSES:
Selling, general, and administrative expenses	133,152	140,573	268,914	273,749
Other operating (income) expense, net	(120)	752	45	72
Total operating expenses	133,032	141,325	268,959	273,821

OPERATING INCOME	17,887	35,865	49,708	69,813

INTEREST EXPENSE, NET	547	1,231	12,278	13,544
OTHER EXPENSE (INCOME), NET	196	419	(494)	70
INCOME BEFORE INCOME TAXES	17,144	34,215	37,924	56,199
INCOME TAX EXPENSE	7,000	13,187	14,898	22,109
NET INCOME	$10,144	$21,028	$23,026	$34,090

EARNINGS PER SHARE:
Basic	$0.13	$0.25	$0.29	$0.40
Diluted	$0.13	$0.25	$0.29	$0.40

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	78,798	84,677	78,930	84,560
Diluted	78,945	85,201	79,429	85,089

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	July 30, 2016	August 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,026	$34,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,365	37,085
Loss on disposal of property and equipment	875	1,314
Impairment charge	829	—
Amortization of lease financing obligation discount	11,354	—
Excess tax benefit from share-based compensation	—	(262)
Share-based compensation	7,580	11,069
Non-cash loss on extinguishment of debt	—	5,314
Deferred taxes	(283)	22
Landlord allowance amortization	(5,211)	(5,980)
Payment of original issue discount	—	(2,812)
Changes in operating assets and liabilities:
Receivables, net	6,635	1,201
Inventories	(1,011)	(31,049)
Accounts payable, deferred revenue, and accrued expenses	(37,350)	13,320
Other assets and liabilities	3,340	171
Net cash provided by operating activities	46,149	63,483

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(50,355)	(50,904)
Purchase of intangible assets	(21)	(35)
Investment in equity interests	(10,133)	—
Net cash used in investing activities	(60,509)	(50,939)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	—	(198,038)
Costs incurred in connection with debt arrangements	—	(852)
Payments on lease financing obligations	(785)	(773)
Excess tax benefit from share-based compensation	—	262
Proceeds from exercise of stock options	2,703	361
Repurchase of common stock under share repurchase program	(51,538)	—
Repurchase of shares for tax withholding obligations	(4,403)	(3,690)
Net cash used in financing activities	(54,023)	(202,730)

EFFECT OF EXCHANGE RATE ON CASH	1,044	(328)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(67,339)	(190,514)
CASH AND CASH EQUIVALENTS, Beginning of period	186,903	346,159
CASH AND CASH EQUIVALENTS, End of period	$119,564	$155,645

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of, or are unrelated to, the Company's core operating results and provide a better baseline for analyzing trends in the underlying business. In addition, adjusted earnings per diluted share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Twenty-Six Weeks Ended July 30, 2016
(in thousands, except per share amounts)	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$23,026	$0.29	79,429
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Adjusted Non-GAAP Measure	$29,952	$0.38

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the twenty-six weeks ended July 30, 2016.

	Twenty-Six Weeks Ended August 1, 2015
(in thousands, except per share amounts)	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$34,090	$0.40	85,089
Interest Expense (a)	9,657	0.11
Income Tax Benefit (b)	(3,741)	(0.04)
Adjusted Non-GAAP Measure	$40,006	$0.47

(a)
Includes the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount related to the redemption of all $200.9 million of our Senior Notes.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the twenty-six weeks ended August 1, 2015.

Schedule 4 (Continued)

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share amounts)	Projected Net Income	Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure *	$77,500	$0.98	79,244
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Projected Adjusted Non-GAAP Measure *	$84,426	$1.07

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2017.
* Represents mid-point of guidance range.

	Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share amounts)	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$116,513	$1.38	84,591
Interest Expense (a)	9,657	0.11
Income Tax Benefit (b)	(3,741)	(0.04)
Adjusted Non-GAAP Measure	$122,429	$1.45

(a)
Includes the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount related to the redemption of all $200.9 million of our Senior Notes.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the fifty-two weeks ended January 30, 2016.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2016 - Actual				July 30, 2016 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(1)	(3)	537
United States - Outlet Stores	6	—	3	94
Canada	—	—	—	17
Total	6	(1)	—	648	5.6 million

Third Quarter 2016 - Projected				October 29, 2016 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	—	—	537
United States - Outlet Stores	5	—	—	99
Canada	—	—	—	17
Total	5	—	—	653	5.6 million

Full Year 2016 - Projected				January 28, 2017 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(16)	(4)	535
United States - Outlet Stores	19	—	4	104
Canada	—	—	—	17
Total	19	(16)	—	656	5.7 million